EXHIBIT 10.1

FACILITY AGREEMENT

This FACILITY AGREEMENT (this “Agreement”), dated as of June 26, 2008, is entered into by and between ZymoGenetics, Inc., a Washington corporation (the “Borrower”), and Deerfield Private Design Fund, L.P., a Delaware limited partnership and Deerfield Private Design International, L.P. a limited partnership organized under the laws of the British Virgin Islands (individually, a “Lender” and together, the “Lenders” and, together with the Borrower, the “Parties”).

W I T N E S S E T H

WHEREAS, the Borrower wishes to borrow from the Lenders up to One Hundred Million Dollars ($100,000,000) for the purpose described in Section 2.1; and

WHEREAS, the Lenders desire to make loans to the Borrower from time to time for such purpose;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Lenders and the Borrower agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Additional Amounts” has the meaning given to it in Section 2.6(b).

“Affiliate” as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person. Control with respect to any Person, means either (i) ownership directly or indirectly of forty-nine percent (49%) or more of all equity interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day on which banks are open for business in The City of New York.

“Cash and Cash Equivalents” means the aggregate amount of cash and cash equivalents and marketable securities shown on the Borrower’s condensed balance sheet included in reports filed by the Borrower with the SEC under the Exchange Act or otherwise made available to the Borrower’s stockholders.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Common Stock” means the common stock, par value $0.001 per share, of the Borrower.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement” has the meaning given to it in Section 2.2.

“Disbursement Date” means the date on which a Disbursement occurs.

“Disbursement Request” has the meaning given to it in Section 2.2.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Event of Default” has the meaning given to it in Section 5.5.

“Evidence of Disbursement” has the meaning given to it in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means (i) all income taxes, minimum or alternative minimum income taxes, withholding taxes imposed on gross amounts, any tax determined based upon income, capital gains, gross income, sales, net profits, windfall profits or similar items, franchise taxes (or any other tax measured by capital, capital stock or net worth), gross receipts taxes, branch profits taxes, margin taxes (or any other taxes imposed on or measured by net income, or imposed in lieu of net income) payable by the Lenders in any jurisdiction to any Government Authority (or political subdivision or taxing authority thereof) in connection with any payments received under this Agreement by the Lenders, or (ii) any such tax imposed in connection with the execution and delivery of, and the performance of its obligations under, this Agreement and (iii) all taxes imposed as a result of any Lender organized or existing under or being domiciled in the British Virgin Islands.

“Final Payment” means such amount as may be necessary to repay the Loan in full and any other amounts owing by the Borrower to the Lenders pursuant to the Financing Documents.

“Final Payment Date” means the earlier of (i) the date on which the Borrower repays the outstanding principal of the Loan (together with any other amounts accrued and unpaid under this Agreement) to the Lenders pursuant to this Agreement and (ii) the fifth anniversary of the date of this Agreement.

“Financing Documents” means this Agreement, the Notes, the Registration Rights Agreement, the Royalty Agreement, the Warrants and any other document or instrument delivered in connection with any of the foregoing whether or not specifically mentioned herein or therein.

“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, domestic or foreign, federal, state or local having jurisdiction over the matter or matters and Person or Persons in question, including, with limitation, the SEC.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnity” has the meaning given to it in Section 6.11.

“Interest Rate” means (a) 4.9% per annum during any fiscal quarter of the Borrower in the event that the aggregate amount of Cash and Cash Equivalents of the Borrower is equal to or greater than $50,000,000 as of the last day of the immediately preceding fiscal quarter of the Borrower, (b) 6.9% per annum during any fiscal quarter of the Borrower in the event that the aggregate amount of Cash and Cash Equivalents of the Borrower is less than $50,000,000 as of the last day of the immediately preceding fiscal quarter of the Borrower or, if applicable pursuant to the provision of the Royalty Agreement, (c) such rate shall be determined pursuant to Section 6 of the Royalty Agreement. Accrued interest shall be compounded quarterly and added to the principal amount of the Notes. Interest shall accrue on the principal balance of the Notes outstanding from time to time hereunder.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind. For the avoidance of doubt, any grant or license or option to obtain a license to, or the sale or other transfer of, the Borrower’s intellectual property or other assets to any entity that intends to research and develop or commercialize products or services covered by such intellectual property or embodying or arising from such other assets, whether directly or through the Borrower or another entity shall not constitute a Lien, provided that the Borrower or a wholly owned subsidiary of the Borrower (and not any third party or any of the Borrower’s stockholders) retains the right or has the obligation to reacquire such intellectual property or other assets or to terminate such license or option.

“Loan” means the loan to be made available by the Lenders to the Borrower pursuant to Section 2.2 in the maximum aggregate principal amount of up to One Hundred Million Dollars ($100,000,000) or, as the context may require, the principal amount thereof from time to time outstanding.

“Loss” has the meaning given to it in Section 6.11.

“Major Transaction” has the meaning set forth in the Warrants.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, prospects, condition (financial or otherwise) or property of the Borrower, (b) the validity or enforceability of any of the Financing Documents, (c) the ability of the Borrower to timely perform its Obligations or (d) the rights and remedies of the Lenders under any Financing Document.

“Material Subordination Terms” means, in addition to other customary terms contained in subordination agreements between senior and junior lenders or indentures related to convertible subordinated debt that (i) no payment or distribution of property, other than interest at the non-default rate in respect of the notes described in clause (iv) of the definition of Permitted Indebtedness, may be made unless and until the Loan has been indefeasibly paid in full and 91 days shall have elapsed since the final payment; (ii) the holders of such notes may not exercise any remedies in respect of a default thereunder unless and until the Loan has been indefeasibly paid in full and 91 days shall have elapsed since the final payment, provided that the holders of such notes shall be entitled to file proofs of claim for amounts due or which may become due under such notes and take other actions in furtherance of the allowance of their claims so long as such actions would not reasonably be expected to have an adverse impact on the ability of the Lenders to obtain payment of all Obligations or the timing thereof; and (iii) no payment or distribution of property of any kind in respect of such notes may be made if (a) an Event of Default pursuant to Section 5.5(a) shall have occurred and is continuing, including as a result of the delivery of an Acceleration Notice (as defined in Section 5.5), until such Acceleration Notice is rescinded or the Loan has been paid in full or (b) any other Event of Default or event with which the passage of time or giving of notice would constitute an Event of Default shall have occurred and be continuing and the Lenders shall have sent to the Borrower a payment blockage notice (a “Payment Blockage Notice” with a copy thereof to any junior lender that has provided Lenders with a written request for such notice; provided, however, that the Payment Blockage Notice shall be effective when received by the Borrower and the failure of any junior lender to receive a copy of such notice shall not render the Payment Blockage Notice ineffective; and provided further, however, that payments in respect of such notes may resume and the junior lenders may exercise remedies to collect interest at the non-default rate upon the earliest to occur of (x) the date on which such default is cured or waived, (y) 91 days after the date the Loan is paid in full, and (z) the date the Payment Blockage Notice is rescinded in the Lender’s sole discretion.

“Notes” means the notes issued to the Lenders in the forms attached hereto as Exhibit A-1 and Exhibit A-2.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with the Financing Documents.

“Organizational Documents” means the Articles of Incorporation and By-laws of the Borrower.

“Permitted Indebtedness” means: (i) indebtedness of Borrower in favor of the Lenders arising under this Agreement; (ii) indebtedness to trade creditors, collaborators or licensors incurred in the ordinary course of business; (iii) indebtedness for the purchase of capital assets and capitalized leases in an aggregate amount not to exceed $100,000,000 at any time outstanding; (iv) unsecured indebtedness in an amount not to exceed $250,000,000 at any time outstanding (including without limitation, indebtedness that is convertible into Common Stock) so long as such indebtedness is subject to the Material Subordination Terms; (v) indebtedness to collaborators or licensors related to the development of products that are the subject of license or collaborative transactions.

“Permitted Liens” means: (i) liens existing on the date hereof and disclosed on Exhibit B hereof; and any renewals or extensions thereof; (ii) liens in favor of the Lenders; (iii) statutory liens created by operation of applicable law; (iv) liens arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings; (v) Liens securing purchase money or other lease equipment financing; (vi) liens securing indebtedness to licensors or collaborators described in clause (v) of the definition of “Permitted Indebtedness”, which liens are on assets (and proceeds thereof) that are related to the license or collaborative transaction financed by such indebtedness, (vii) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (viii) leases or subleases granted to others not interfering in any material respect with the Borrower’s business or licenses granted in the course of the Borrower’s business; (ix) pledges or deposits in the ordinary course of business (A) in connection with workers’ compensation, unemployment insurance and other social security legislation or (B) required to secure performance bids, tenders, trade contracts, performance bonds, statutory obligations, leases, government contracts, surety and appeals bonds, indemnity, performance or other similar bonds in connection with judicial or administrative proceedings and other obligations of a like nature; (x) liens securing judgments and that are being contested in good faith and by appropriate proceedings; (xi) bankers’ liens, rights of setoff and other similar liens existing solely with respect to Cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower arising in the ordinary course of business from netting services, overdraft protection, cash management obligations and otherwise in connection with the maintenance of deposit, securities and commodities accounts; and (xii) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between the Borrower and the Lenders.

“Royalty Agreement” means the Royalty Agreement, dated the date hereof, made by and between the Lenders and the Borrower.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary or Subsidiaries means, as to the Borrower, any entity that is controlled by Borrower. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Taxes” means all deductions or withholdings for any and all present and future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto.

“Trading Day” means any day on which the Common Stock is traded for 2 hours on NASDAQ, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

“Warrants” means the warrants attached hereto as part of Exhibit C issued pursuant to Section 2.11.

Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Financing Documents means such r document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3 Business Day Adjustment. If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made by the Business Day immediately preceding the day by which such payment is due to be made.

ARTICLE II

AGREEMENT FOR THE LOAN

Section 2.1 Use of Proceeds. The Borrower shall use the Loan for general corporate purposes.

Section 2.2 Disbursements. Subject to satisfaction of the conditions contained in Article IV, the Lenders jointly and severally agree to disburse portions of the Loan (each a “Disbursement”) to the Borrower in four increments of twenty-five million Dollars ($25,000,000) on such dates prior to January 27, 2010 as specified by the Borrower from time to time upon delivery of a disbursement request (a “Disbursement Request”) in the form of Schedule 1, which shall be delivered not less than fifteen (15) Business Days prior to the requested Disbursement Date. Against such Disbursement, the Borrower shall deliver to the Lenders a completed receipt (the “Evidence of Disbursement”) in the form of Schedule 2, which receipt shall not be effective until the Disbursement is actually advanced to the Borrower. The Loan and the disbursements made hereunder shall be evidenced by the Evidence of Disbursements and one or more accounts or records maintained by the Lenders in the ordinary course of business. The aggregate amount of all Disbursement Requests shall not exceed $100,000,000. Each Disbursement shall be allocated 61.7% to Deerfield Private Design International, L.P. and 38.3% to Deerfield Private Design Fund, L.P.

Section 2.3 Repayment. The Borrower shall remit the Final Payment to the Lenders on the earlier to occur of (i) the Final Payment Date and (ii) an Event of Default.

Section 2.4 Prepayment. The Borrower may prepay all or any portion of the Loan at any time without premium or penalty. Prepayments shall be applied (i) first to all accrued interest on Loan and (ii) then to the unpaid principal amount of the Loan. Notwithstanding the foregoing, for purposes of the Royalty Agreement, prepayments shall be applied in accordance with Section 1(i) of the Royalty Agreement.

Section 2.5 Payments. Subject to the provisions of Section 2.11, payments of any amounts due to the Lenders under this Agreement shall be made in Dollars in immediately available funds prior to 2 p.m. New York City time on such date that any such payment is due, at such bank or places, as the Lenders shall from time to time designate in writing at least five Business Days prior to the date such payment is due. The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Financing Documents, except for any costs imposed by the Lenders’ banking institutions.

Section 2.6 Taxes, Duties and Fees.

(a) The Borrower shall pay or cause to be paid all present and future Taxes (other than Excluded Taxes, if any), duties, fees and other charges of whatsoever nature, if any, now or at any time hereafter levied or /imposed by any Government Authority, by any department, agency, political subdivision or taxing or other authority thereof or therein, by any organization of which the applicable Government Authority is a member, or by any jurisdiction through which the Borrower makes payments hereunder, on or in connection with the payment of any and all amounts due under this Agreement, and all payments of principal and other amounts due under this Agreement shall be made without deduction for or on account of any such Taxes, duties, fees and other charges, except for Excluded Taxes, which may be deducted or withheld from payments made by the Borrower only if such deduction or withholding is required by applicable law.

(b) If the Borrower is required to withhold any such amount or is prevented by operation of law or otherwise from paying or causing to be paid such Taxes, duties, fees or other charges as aforesaid except for Excluded Taxes, the principal or other amounts due under this Agreement (as applicable) shall be increased to such amount as shall be necessary to yield and remit to the Lenders the full amount it would have received taking into account any such Taxes (except for Excluded Taxes), duties, fees or other charges payable on amounts payable by the Borrower under this Section 2.6(b) had such payment been made without deduction of such Taxes, duties, fees or other charges (all and any of such additional amounts, herein referred to as the “Additional Amounts”).

(c) If Section 2.6(b) above applies and the Lenders so require the Borrower shall deliver to the Lenders official tax receipts evidencing payment (or certified copies of them) of the Additional Amounts within thirty (30) days of the date of payment.

(d) If the Lenders receive a refund from a Government Authority to which the Borrower has paid withholding Taxes pursuant to this Section 2.6, the Lenders shall pay such refund to the Borrower.

Section 2.7 Costs, Expenses and Losses. If, as a result of any failure by the Borrower to pay any sums when due under this Agreement (after expiration of any grace periods), or to borrow in accordance with a Disbursement Request made pursuant to Section 2.2, the Lenders shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain any Disbursement, the Borrower shall pay to the Lenders upon request by the Lenders, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Lenders setting forth in reasonable detail such costs, expenses and/or losses. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include any interest paid or payable to carry any unpaid amount and any loss, breakage costs, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loan or any portion thereof, but shall not include any lost profits.

Section 2.8 Interest Rate. The Notes shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month).

Section 2.9 Interest on Late Payments. Without limiting the remedies available to the Lenders under the Financing Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails to make any payment of principal or interest with respect to the Loan, the Borrower shall pay, in respect of the outstanding principal amount and interest of the Loan, interest at the rate per annum equal to the Interest Rate plus 500 basis points for so long as such payment remains outstanding. Such interest shall be payable on demand.

Section 2.10 Closing Fee. On the date hereof, the Borrower shall pay $617,000 to Deerfield Private Design International, L.P. and $383,000 to Deerfield Private Design Fund, L.P.

Section 2.11 Delivery of Warrants. (a) On the first Disbursement Date, the Borrower shall issue to the Lenders Warrants to purchase 1,500,000 shares of Common Stock at an initial Exercise Price (as defined in the Warrants) of $10.34.

(b) Concurrently with each of the second, third and fourth Disbursements, the Borrower shall issue to Lenders (i) Warrants to purchase one million (1,000,000) shares of Common Stock in the form annexed hereto as Exhibit D at an initial Exercise Price equal to 125% of the average Volume Weighted Average Price (as defined in subsection (c) below) of the Common Stock for the fifteen (15) Trading Days following receipt by the Borrower of a Disbursement Request.

(c) As used herein, the “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price (based on a Trading Day from 9:30 a.m. to 4:00 p.m. (New York time)) on The NASDAQ Global Market (“NASDAQ”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Borrower (“Bloomberg”) or, if NASDAQ is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority or in the “pink sheets” by the National Quotation Bureau, Inc. If the Volume Weighted Average Price cannot be calculated for such security for such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Borrower and the Holders of a majority in interest of the Warrants being Exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of such Warrants. “Trading Day” shall mean any day on which the Common Stock is traded for any period on NASDAQ, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

(d) If no Disbursement occurs, the Borrower shall issue to the Lenders on January 27, 2010 Warrants to purchase 1,500,000 shares of Common Stock at the initial Exercise Price of $10.34.

(e) All Warrants issued pursuant to this Section 2.11 shall be allocated 61.7% to Deerfield Private Design International, L.P. and 38.3% to Deerfield Private Design Fund, L.P..

(f) Notwithstanding anything herein to the contrary, the number of shares of Common Stock into which a warrant is exercisable on any relevant issue date pursuant to subsection (b) above shall be adjusted to reflect any adjustments in the number of shares of Common Stock into which such Warrant is exercisable that would have taken effect pursuant to the terms of the Warrant had such Warrant been issued on the date hereof and remained outstanding through the date of such issuance.

(g) Upon the default of any Lender in its obligations under Section 2.2 (subject to any cure periods), (A) the Warrants, to the extent not previously transferred or assigned by the Lenders, shall be cancelled automatically and the Lenders shall have no right to exercise such Warrants as of the date of such default, and, in the case of Warrants that have not yet been issued as of the date of such default, the Lenders shall forfeit all rights to receive such Warrants, in each case, without further action on the part of the Borrower or the Lenders, and the Lenders shall promptly return to the Borrower for cancellation any such Warrants not previously transferred or assigned; (B) to the extent that Warrants have been transferred or assigned by the Lenders, the Lenders shall promptly pay to the Borrower in cash or immediately available funds an amount equal to the proceeds received by the Lenders upon such transfer or assignment; provided, however, that if such transfer or assignment has been made to an Affiliate of the Lenders, the Lenders shall at their option either (i) pay to the Borrower an amount equal to the Black Scholes Value (as such term is defined in the Warrants) of such transferred or assigned Warrants (based upon the closing market price for shares of Common Stock on the day immediately prior to such default) or (ii) promptly return such Warrants for cancellation.

(h) Notwithstanding anything to the contrary, the Borrower shall not be required to issue pursuant to the Warrants or other securities of the Borrower issued pursuant to this Agreement, and the holders of the Warrants and such other securities shall have no right to acquire pursuant to the Warrants or other securities of the Borrower issued pursuant to this Agreement, any shares of Common Stock upon exercise and/or conversion of the Warrants or other securities of the Borrower issued pursuant to this Agreement, that would in the aggregate exceed 13,675,091 shares of Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Borrower. The Borrower represents and warrants as of the date hereof and as of each Disbursement Date as follows:

(a) The Borrower is a corporation duly organized and validly existing under the laws of the State of Washington.

(b) The Borrower is conducting its business in compliance with its Organizational Documents. The Organizational Documents of the Borrower (including all amendments thereto) as currently in effect have been furnished to the Lenders and remain in full force and effect with no defaults outstanding thereunder.

(c) The Borrower has full power and authority to enter into each of the Financing Documents and to make the borrowings and the other transactions contemplated thereby.

(d) All authorizations, consents, approvals, registrations, exemptions and licenses with or from Government Authorities or other Persons that are necessary for the conduct of its business as currently conducted and as proposed to be conducted, for the borrowing hereunder, the execution and delivery of the Financing Documents and the performance by the Borrower of its Obligations, have been obtained and are in full force and effect.

(e) Each Financing Document has been duly authorized, executed and delivered by the Borrower and constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(f) No Default or Event of Default (or any other default or event of default under any of the Financing Documents) has occurred (or after the initial Disbursement Date is continuing) under any of the Financing Documents.

(g) Neither the entering into any of the Financing Documents nor the compliance with any of its terms conflicts with, violates or results in a breach of any of the terms of, or constitutes a default or event of default (however described) or requires any consent under, any agreement to which the Borrower is a party or by which it is bound, or violates any of the terms of the Organizational Documents or any judgment, decree, resolution, award or order or any statute, rule or regulation applicable to the Borrower or its assets.

(h) The Borrower is not engaged in or the subject of any litigation, arbitration, administrative regulatory compliance proceeding, or investigation (each of the foregoing, a “Proceeding”), nor is there any Proceeding pending or, to the knowledge of the Borrower threatened before any court or arbitrator or before or by any Government Authority against the Borrower, that with respect to such Proceeding, could reasonably be expected to have a Material Adverse Effect, and the Borrower is not aware of any facts likely to give rise to any Proceeding.

(i) The Borrower (i) is capable of paying its debts as they fall due, is not unable and has not admitted its inability to pay debts as they fall due, (ii) is not bankrupt or insolvent and (iii) has not taken action, and no such action has been taken by a third party, for the Borrower’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Borrower or any or all of its assets or revenues.

(j) No Lien exists on Borrower’s property, except for Permitted Liens.

(k) The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

Section 3.2 Borrower Acknowledgment. The Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 at request of the Lenders as a condition to entering into the Financing Documents and that the Lenders have entered into the Financing Documents on the basis of, and in full reliance on, each of such representations and warranties. The Borrower represents and warrants to the Lenders that none of such representations and warranties omits any matter the omission of which makes any of such representations and warranties materially misleading.

Section 3.3 Representations and Warranties of the Lenders. Each of the Lenders represents and warrants to the Borrower as of the date hereof and as of each date Warrants are granted pursuant to this Agreement that:

(a) It is acquiring the Warrants and the securities issued upon exercise of the Warrants (the “Exercise Shares”) solely for its account for investment and not with a view to or for sale or distribution of the Warrants or Exercise Shares or any part thereof. Each of the Lenders also represents that the entire legal and beneficial interests of the Warrants and Exercise Shares such Lender is acquiring is being acquired for, and will be held for, its account only.

(b) The Warrants and the Exercise Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Borrower is to be effected. Each of the Lenders realizes that the basis for the exemptions may not be present, if notwithstanding its representations such Lender has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. None of the Lenders has such present intention.

(c) The Warrants and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption for such registration is available.

(d) Neither the Warrants nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Borrower and the resale follows the required holding period under Rule 144.

(e) It will not make any disposition of all or any part of the Warrants or Exercise Shares until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(ii) Such Lender shall have notified the Borrower of the proposed disposition and shall have furnished counsel for the Borrower with an opinion of counsel, substantially in the form annexed as Exhibit C to the Warrant. The Borrower agrees that it will not require an opinion of counsel with respect to transactions under Rule 144 of the Securities Act.

(f) It understands and agrees that the Warrants and all certificates evidencing the shares to be issued to the Lenders upon exercise of the Warrants may bear the following legend until such time as the Warrants and such shares, as applicable, have been registered under the Securities Act or otherwise may be sold pursuant to such Rule 144 or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can be immediately sold.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (I) A REGISTRATION STATEMENT REGISTERING SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR (III) SUCH SECURITIES ARE SOLD PURSUANT TO RULE 144 OR RULE 144A.

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF JUNE 26, 2008, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

(g) Such Lender is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(h) Such Lender is a limited partnership duly organized and validly existing under the laws of the jurisdiction of its formation.

(i) Such Lender has full power and authority to make the Disbursements and to enter into and perform its other obligations under each of the Financing Documents and carry out the other transactions contemplated thereby.

(j) All authorizations, consents, approvals, registrations, exemptions and licenses with or from Government Authorities or other Persons that are necessary, for the making of Disbursements hereunder, the execution and delivery of the Financing Documents and the performance by such Lender of its obligations thereunder, have been obtained and are, and will be on the date of such Disbursement hereunder, in full force and effect.

(k) Each Financing Document has been duly authorized, executed and delivered by such Lender and constitutes the valid and legally binding obligation of such Lender, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

ARTICLE IV

CONDITIONS OF DISBURSEMENTS

Section 4.1 Conditions to Disbursement of the Loan. The obligation of the Lenders to make the initial Disbursement shall be subject to the fulfillment of the following conditions:

(a) The Lenders shall have received evidence reasonably satisfactory to it of the Borrower’s authority to execute, deliver and perform each of the Financing Documents and to engage in the transactions contemplated thereby and an opinion of Borrower’s counsel satisfactory to the Lenders.

(b) Unless otherwise notified by the Borrower and without prejudice to the generality of this Section 4.1, the right of the Lenders to require compliance with any condition under this Agreement which may be waived by the Lenders in respect of any Disbursement is expressly preserved for the purpose of any subsequent Disbursement.

ARTICLE V

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1 Affirmative Covenants. Unless the Lenders shall otherwise agree:

(a) The Borrower shall (i) maintain its existence and qualify and remain qualified to do its business as currently conducted, (ii) maintain all approvals necessary for the Financing Documents to be in effect, and (iii) operate its principal business with commercially reasonable due diligence, efficiency and in conformity with sound business practices.

(b) The Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of any Government Authority, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

(c) The Borrower shall obtain, make and keep in full force and effect all licenses, contracts, consents, approvals and authorizations from and registrations with Government Authorities that may be required to conduct its business, except where the failure to obtain, make or keep in full force and effect any of the foregoing would not have a Material Adverse Effect.

(d) The Borrower shall promptly notify the Lenders of the occurrence of (i) any Default or Event of Default; or (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against the Borrower, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), could constitute an event of default (however described) under any of the Financing Documents.

(e) The Borrower shall comply with the terms of each of the Financing Documents (subject to any cure or grace periods therein).

(f) (i) If the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the Borrower will provide quarterly financial statements for itself and its Subsidiaries, on a consolidated basis (or as otherwise as it customarily prepares its financial statements), within 45 days after the end of each quarter, and annual financial statements within 120 days after the end of each year; (ii) if required by the Exchange Act, the Borrower will file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act; (iii) the Borrower and its Subsidiaries will provide to the Lenders copies of all documents, reports, financial data and other information as the Lenders may reasonably request, and permit the Lenders to visit and inspect any of the properties of the Borrower and its Subsidiaries, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as the Lenders may reasonably request after reasonable notice to the Borrower; and (iv) the Lenders shall have the right to consult with and advise the management of the Borrower and its Subsidiaries on matters relating to the operation of the Borrower and it Subsidiaries. Notwithstanding the foregoing, the Borrower shall not be required to provide the Lenders with any information reasonably deemed by the Borrower to be confidential unless there is in effect a confidentiality agreement in a form reasonably satisfactory to the Borrower.

Section 5.2 Negative Covenants. Unless the Lenders shall otherwise agree:

(a) The Borrower shall not (i) liquidate or dissolve, or (ii) enter into any consolidation, merger or reorganize, unless the Borrower is the surviving corporation.

(b) The Borrower shall not (i) other than the payment of dividends and distributions by any Subsidiary to the holder of the equity interests in such Subsidiary on a pro rata basis, distribute, or permit the distribution of, any asset of the Borrower or any Subsidiary, including its intangibles, to any shareholder of the Borrower or the holder of an equity interest in such Subsidiary (other than the Borrower) unless the Borrower receives consideration equal to or greater than the consideration that would be received in a current transaction entered into on an arms’-length basis (such amount, “Fair Value”) for such distribution or (ii) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction whereby the Borrower’s income or profits are, or might be shared with any other Person, or enter into any management contract or similar arrangement (other than any employment agreement) whereby its business or operations are managed by another Person unless (A) the Borrower receives Fair Value or (B) the transaction is with a wholly-owned Subsidiary, including, without limitation, a contribution of assets by the Borrower to a wholly-owned Subsidiary.

(c) The Borrower shall not create, incur assume, guarantee or become liable with respect to any indebtedness, other than Permitted Indebtedness, or prepay any Permitted Indebtedness described in clause (iv) of the definition thereof before its stated maturity, except as a result of conversion of such Indebtedness into Common Stock and prepayments of the Loan.

(d) The Borrower shall not: (i) create, incur or suffer any Lien upon any of its assets, now owned or hereafter acquired, except Permitted Liens; or (ii) assign, sell transfer or otherwise dispose of, any of the Financing Documents, or the rights and obligations thereunder.

Section 5.3 Reimbursement of Taxes. The Borrower shall pay all Taxes, duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration, notarization or enforcement of the Financing Documents and shall, upon notice from the Lenders, reimburse the Lenders for any such Taxes, duties, fees or other charges paid by the Lenders thereon; provided, however, that notwithstanding the foregoing, under no circumstances shall the Borrower have any obligation to reimburse the Lenders for Excluded Taxes.

Section 5.4 Major Transaction. If a Major Transaction occurs, then the Lenders may deliver a notice to the Borrower (the “Put Notice”) within 15 days of the date of the announcement of such Major Transaction that the outstanding principal of, and accrued and unpaid interest on, the Notes, together with any other amounts accrued or payable under the Financing Documents (together, the “Put Price”) will be due and payable concurrently with the closing of the Major Transaction. If the Lenders deliver a Put Notice within such 15 day period, then on a date specified in the Put Notice, which shall not be earlier than the scheduled closing date of the Major Transaction, the Borrower shall pay the Put Price to the Lenders in immediately available funds and the Obligations shall terminate.

Section 5.5 General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 5.5 (each an “Event of Default”) shall have happened, the Lenders, by written notice to the Borrower (any such notice, an “Acceleration Notice”), may cancel the Borrower’s right to request Disbursements and declare the principal of, accrued and unpaid interest on, the Loan or any part thereof (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Loan and all other rights acquired in connection with the Loan; provided, however, that an Acceleration Notice shall be deemed to have been sent to Borrower immediately upon the occurrence of any event described in Section 5.5(d) and, in the case of a proceeding of the type described in Section 5.5(d)(iv), shall be deemed to have been withdrawn if such proceeding is dismissed or discontinued within the 90-day period provided for therein (absent the occurrence of any other Event of Default during such 90-day period):

(a) A Lender shall have failed to receive payment (i) when due of principal or interest under the Loan or (ii) within five days of the due date of any other amounts due under this Agreement or the Notes.

(b) The Borrower shall have failed to comply in any material respect with the due observance or performance of any other covenant contained in this Agreement or any Note and such failure shall not have been cured by Borrower within 15 days after receiving written notice of such default or failure from the Lenders.

(c) Any representation or warranty made by the Borrower in any Financing Document shall be have been incorrect, false or misleading in any material respect as of the date it was made, deemed made, reaffirmed or confirmed.

(d) (i) The Borrower shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against the Borrower of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days; (v) the making by the Borrower of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection, and, if such event or proceeding is commenced by a Person other than the Borrower or an affiliate of the Borrower, such event is not dismissed, stayed or satisfied for a period of ninety (90) days.

(e) One or more judgments against the Borrower taken as a whole or attachments against any of its property, which in the aggregate would reasonably be expected to have a Material Adverse Effect remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days from the date of entry of such judgment.

(f) Any license, permit or approval held by the Borrower from any Government Authority shall have been suspended, canceled or revoked, except where any such suspension, cancellation or revocation would not reasonably be expected to have a Material Adverse Effect.

(g) Any authorization necessary for the execution, delivery or performance of any Financing Document or for the validity or enforceability of any of the Obligations under any Financing Document is not given or is withdrawn or ceases to remain in full force or effect.

(h) The validity of any Financing Document shall be contested by any legislative, executive or judicial body of any jurisdiction, or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction shall purport to render any material provision of any Financing Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Borrower of the Obligations, and the Borrower fails or refuses to negotiate a reasonable replacement provision pursuant to Section 6.7.

(i) The Borrower has failed to comply in any material respect with the reporting requirements of the Exchange Act that apply to the Borrower under applicable law, unless corrected by Borrower promptly (if capable of correction) through the filing of an amendment to an existing report or making an appropriate subsequent filing with the SEC.

(j) If an Event of Default pursuant to the Warrants (as such term is defined in the Warrants) shall have occurred beyond any applicable cure periods.

(k) The aggregate amount of Cash and Cash Equivalents on the last day of any fiscal quarter of the Borrower is less than $20,000,000 and such deficiency is not cured within 10 days after the last day of such fiscal quarter.

(l) The Borrower breaches its obligation to pay the Royalty to the Lenders, as such term is defined in the Royalty Agreement, within 5 days of its due date..

(m) The Borrower makes any payment on account of Permitted Indebtedness that is subordinated to the Loan except to the extent the payment is allowed under the subordination provisions applicable to such Permitted Indebtedness.

(n) If there occurs an event of default (after the expiration of any applicable cure period) occurs with respect to any Permitted Indebtedness and the outstanding amount of such Permitted Indebtedness is in excess of $5,000,000 and (ii) the holder of such Permitted Indebtedness has given the Borrower a notice of default or otherwise taken steps to exercise any remedies as a result thereof.

Section 5.6 Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.5(d) shall occur, the principal of the Loan (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.7 Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lender to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lenders.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, international courier (confirmed by facsimile), or facsimile (with a hard copy delivered within two (2) Business Days) to the Party to which it is required or permitted to be given or made at such Party’s address specified below or at such other address as such Party shall have designated by notice to the other Parties.

For the Borrower:

ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, Washington 98102

Attention: General Counsel

Facsimile: (206) 442-6678

with a courtesy copy to:

James D. Gradel

Perkins Coie LLP

1201 Third Avenue, 48th Floor

Seattle, Washington 98101-3099

Facsimile: (206) 359-8401

For the Lenders c/o:

Deerfield Private Design Fund, L.P.

780 Third Avenue, 37th Floor

New York, New York 10017

Attention: James E. Flynn

Facsimile: (212) 573-8111

with a courtesy copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022-2585

Facsimile: (212) 894-5827

Attention: Robert I. Fisher

Section 6.2 Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under the any of the Financing Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Reimbursement of Legal and Other Expenses. If any amount owing to the Lenders under any Financing Document shall be collected through enforcement of this Agreement, any refinancing or restructuring of the Loan in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Financing Document) reasonable attorneys’ and other reasonable fees and expenses incurred in respect of such collection.

Section 6.4 Applicable Law and Consent to Non-Exclusive New York Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of such State.

(a) Any rights of the Lenders arising out of or relating to any Financing Document, may, at the option of the Lenders, be enforced by the Lenders in the courts of the United States of America located in the Southern District of the State of New York or in any other courts having jurisdiction. For the benefit of the Lenders, the Borrower hereby irrevocably agrees that any legal action, suit or other proceeding arising out of any Financing Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York. By the execution and delivery of this Agreement, the Borrower hereby irrevocably consents and submits to the jurisdiction of any such court in any such action, suit or other proceeding. Final judgment against the Borrower in any such action, suit or other proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing contained in any Financing Document shall affect the right of the Lenders to commence legal proceedings in any court having jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(b) The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action, suit or other proceeding arising out of or relating to any Financing Document, brought in the courts of the State of New York or in the United States District Court for the Southern District of New York, and any claim that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

(c) The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of any Financing Document or the transactions contemplated by any Financing Document.

(d) To the extent that the Parties may, in any suit, action or other proceeding brought in any court arising out of or in connection with any Financing Document, be entitled to the benefit of any provision of law requiring the Borrower or the Lenders, as applicable, in such suit, action or other proceeding to post security for the costs of the Borrower or the Lenders, as applicable, or to post a bond or to take similar action, the Parties hereby irrevocably waive such benefit, in each case to the fullest extent now or hereafter permitted under any applicable laws.

Section 6.5 Successor and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of the Parties, except that the Borrower may not assign or otherwise transfer all or any part of its rights under this Agreement or the Obligations without the prior written consent of the Lenders. Notwithstanding the foregoing, if any Lender assigns its interest in the Loan or any Financing Document to any Person that could reasonably be deemed a competitor of the Borrower, the agreements evidencing such assign shall expressly provide that such assignment does not include the rights granted to such Lender pursuant to clauses (iii) and (iv) of Section 5.1(f).

Section 6.6 Entire Agreement. The Financing Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 6.7 Severability. If any provision contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8 Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9 Survival.

(a) This Agreement and all agreements, representations and warranties made in the Financing Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder regardless of any investigation made by any such other

Party or on its behalf, and shall continue in force until all amounts payable under the Financing Documents shall have been fully paid in accordance with the provisions hereof and thereof, and the Lenders shall not be deemed to have waived, by reason of making the Loan, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time any Disbursement was made hereunder.

(b) The obligations of the Borrower under Section 2.7 and the obligations of the Borrower and the Lenders under this Article VI hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

Section 6.10 Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11 Indemnity.

(a) The Parties shall, at all times, indemnify and hold each other harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the cost of defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Financing Documents, the extension of credit hereunder or the Loan or the use or intended use of the Loan, which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over the Lenders or the Borrower, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence, willful misconduct or breach of contract of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction. The Indemnity is independent of and in addition to any other agreement of any Party under any Financing Document to pay any amount to the Lenders or the Borrower, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(b) Without prejudice to the survival of any other agreement of any of the Parties hereunder, the agreements and the obligations of the Parties contained in this Section 6.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Lenders hereunder.

Section 6.12 No Usury. The Financing Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loan exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof. The terms and provisions of this paragraph shall control and supersede every other provision of this Agreement and the Notes.

Section 6.13 Further Assurances. From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lenders such additional documents as may be necessary or as reasonably requested by the Lenders to carry out the purposes of any Financing Document or any or to preserve and protect the Lenders’ rights as contemplated therein.

Section 6.14 Termination. Subject to the provisions of Section 6.9(b) upon repayment of all outstanding principal of the Loan (together with any other amounts accrued and unpaid under this Agreement), this Agreement shall automatically terminate.

.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

BORROWER:		LENDER:
ZYMOGENETICS INC.		DEERFIELD PRIVATE DESIGN FUND, L.P.

By:	/s/ James A. Johnson	By:	/s/ James Flynn
Name:	James A. Johnson	Name:	James Flynn
Title:	Executive Vice President & Chief Financial Officer	Title:	General Partner

LENDER:
DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:	/s/ James Flynn
Name:	James Flynn
Title:	General Partner

SCHEDULE 1

FORM OF DISBURSEMENT REQUEST

[LETTERHEAD OF THE BORROWER]

[Date]

Ladies and Gentlemen:

Request for Disbursement of the Loan

1. Please refer to the Facility Agreement (the “Facility Agreement”), dated as of June 26, 2008, between ZymoGenetics Inc. (the “Borrower”) and Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. (together the “Lenders”).

2. Terms defined in the Facility Agreement shall have the same meanings herein.

3. The Borrower hereby requests a Disbursement, on [date], of the amount of [amount of drawdown], in accordance with the provisions of Section 2.2 of the Facility Agreement. You are requested to pay the amount to the following account [account number] at [name of bank].

4. Attached hereto is a signed but undated receipt for the amount hereby requested to be disbursed, and we hereby authorize the Lenders to date such receipt as of the date of actual disbursement by the Lenders and confirmation of receipt of the funds to the bank account listed in paragraph 3 above of the funds hereby requested to be disbursed.

5. The Borrower hereby certifies as follows:

(a) The representations and warranties in Article III of the Facility Agreement are true in all material respects on the date hereof with the same effect as though such representations and warranties had been made on today’s date; and

(b) All of the conditions set forth in Article IV of the Facility Agreement have been satisfied.

1

6. The above certifications are effective as of the date of this request for Disbursement and will continue to be effective as of the Disbursement Date. If any of these certifications is no longer valid as of or prior to the Disbursement Date, the Borrower will immediately notify the Lenders and will repay the amount disbursed upon demand by the Lenders if Disbursement is made prior to the receipt of such notice.

ZYMOGENETICS INC.

By:
Name:
Title:

2

SCHEDULE 2

FORM OF EVIDENCE OF DISBURSEMENT

[LETTERHEAD OF THE BORROWER]

[Date]

Ladies and Gentlemen:

Re:	Disbursement Receipt

ZymoGenetics Inc. (the “Borrower”) hereby acknowledge receipt of the sum of [insert amount of disbursement] disbursed to us by Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. (together the “Lenders”) under the Loan provided for in the Facility Agreement, dated as of June 26, 2008, between the Borrower and the Lenders.

Yours faithfully,

ZYMOGENETICS INC.

By:
Name:
Title

EXHIBIT A-1

FORM OF NOTE

PROMISSORY NOTE

[FILED AS SEPARATE EXHIBIT]

EXHIBIT A-2

FORM OF NOTE

PROMISSORY NOTE

[FILED AS SEPARATE EXHIBIT]

EXHIBIT B

PERMITTED LIENS

None.

EXHIBIT C

FORM OF DEERFIELD WARRANT

[FILED AS SEPARATE EXHIBIT]